Exhibit 99.2

Western Digital Corporation FAQ Regarding MOFCOM Decision

1.	What is the significance of the MOFCOM approval?

We have received approval from China’s Ministry of Commerce (“MOFCOM”) to integrate substantial portions of our HGST and WD subsidiaries under Western Digital Corporation. This includes our corporate functions, research and development, heads and media operations, engineering, and manufacturing. This is an important step in our ongoing business transformation. Unifying HGST and WD under WDC will create new opportunities for innovation and efficiency which will provide even greater benefits to our customers and shareholders. We expect this integration will result in significant opportunities for growth, synergies, and cost savings.

2.	What will be the impact to financial results of this integration?

As a result of MOFCOM’s decision as described in today’s announcement, we believe we will be able to realize approximately $400 million in annual operating expense savings with additional significant cost of goods sold savings. We believe it will take 12 to 24 months to achieve the vast majority of these savings.

Now that we are able to engage in integration planning, we will look to provide more specifics on the integration during the first quarter of calendar 2016.

3.	When will you provide your next update on integration and synergies progress?

We will provide periodic updates on integration, with the initial update coming in the first calendar quarter of 2016.

4.	What are the specific parameters of the remaining hold separate conditions?

We will continue to offer both HGST and WD product brands in the market through two separate sales teams, as agreed with MOFCOM, and in order to benefit from the rich storage industry heritage of each long-standing brand. These restrictions will last for the next two years, at which time they automatically terminate.

5.	Will both sales organizations be selling the full product line? Will you exit any product lines?

Each sales team will have the ability to offer a full line of products manufactured by the company under their respective brands.

6.	Given the likelihood of improved cash flows post integration, will there be any changes to your capital allocation program?

There are no changes to the company’s capital allocation program at this time.

7.	What will be the management structure of the integrated company?

Steve Milligan will continue to serve as chief executive officer of Western Digital Corporation and oversee all business and corporate functions. Mike Cordano, formerly president of the HGST subsidiary, has been appointed president and chief operating officer of Western Digital by the company’s board of directors. In his new role, Cordano will head a business leadership team with balanced representation of proven leaders from the company’s two former subsidiaries.

Jim Murphy, who previously served as president of the WD subsidiary, will lead the Storage Devices business unit, which includes the company’s HDD and SSD products. Jim Welsh and Dave Tang will lead the company’s Content Solutions and Storage Solutions business units, respectively.

The executive appointments announced today are effective immediately. An organizational chart for the Western Digital senior executive team is available on the company’s Investor Relations website at investor.wdc.com.

8.	Will the company’s strategy change?

Our collective focus on operational excellence, innovation and creating value for customers and shareholders remains the same. The lifting of substantial portions of the “hold separate” restriction enables us to accelerate initiatives focused on delivering value to our customers and shareholders.

9.	How will you integrate HGST and WD?

We have established a dedicated Integration Management Office team to determine how best to combine the two entities so that we can begin to operate substantially as one company. This team is comprised of HGST and WD representatives from a range of sites and functional areas to ensure balanced representation and a global perspective.

10.	When will the HGST and WD integration occur?

Integration planning activities will begin immediately; we expect integration will occur in phases over the next 24 months.

Safe Harbor for Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements concerning: the anticipated benefits of the integration of HGST and WD, including the company’s ability to better serve customers, innovate and lead, and resulting growth, synergies, cost savings and value creation prospects; the expected timeframe and phases for integration, the functions to be integrated and the timeframes to fully achieve anticipated cost savings; and the company’s strategy and capital allocation program. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: potential difficulties and challenges to integrating HGST and WD, volatility in global economic conditions; business conditions and growth in the storage ecosystem; pricing trends and fluctuations in average selling prices; the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; the development and introduction of products based on new technologies and expansion into new data storage markets; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s most recent annual report on Form 10-K filed with the SEC on August 21, 2015, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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